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Exhibit 3.3

CERTIFICATE OF MERGER

MERGING

BIOSEARCH ITALIA S.P.A.

WITH AND INTO

VERSICOR INC.

_______________________________________
Pursuant to Section 254 of the General
Corporation Law of the State of Delaware
_______________________________________

        First:    That the name and jurisdiction of incorporation of each of the constituent corporation and the constituent Italian joint stock company is as follows:

NAME	JURISDICTION OF INCORPORATION
Versicor Inc. ("Versicor")	Delaware
Biosearch Italia S.p.A. ("Biosearch")	Italy

        Second:    That an Agreement and Plan of Merger dated as of July 30, 2002 (as amended, the "Merger Agreement"), by and among Versicor and Biosearch, setting forth the terms and conditions of the merger of Biosearch with and into Versicor (the "Merger"), has been approved, adopted, certified, executed and acknowledged by each of the constituent corporation and the constituent Italian joint stock company in accordance with the requirements of Section 254 of the Delaware General Corporation Law.

        Third:    That the name of the surviving corporation (the "Surviving Corporation") is "Versicor Inc.".

        Fourth:    That pursuant to the Merger Agreement, the Fourth Amended and Restated Certificate of Incorporation of Versicor as in effect immediately prior to the Merger and as supplemented by Versicor's Amended and Restated Certificate of Designations relating to its Series A Junior Participating Preferred Stock shall be the Fourth Amended and Restated Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and the General Corporation Law of the State of Delaware.

        Fifth:    That an executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Corporation, at the following address: 455 South Gulph Road, King of Prussia, Pennsylvania 19406.

        Sixth:    That a copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either the constituent corporation or the constituent Italian joint stock company.

        Seventh:    That in accordance with Section 103(d) of the General Corporation Law of the State of Delaware the merger shall become effective at 6:01 p.m. (Eastern Standard Time) on February 28, 2003.

[Signature Page Follows]

        IN WITNESS WHEREOF, the undersigned corporation has caused this Certificate of Merger to be executed in its corporate name this 27th day of February, 2003.

VERSICOR INC., a Delaware corporation
By:	/s/ GEORGE F. HORNER III George F. Horner III President and Chief Executive Officer

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  Exhibit 3.3
CERTIFICATE OF MERGER MERGING BIOSEARCH ITALIA S.P.A. WITH AND INTO VERSICOR INC.